Exhibit 23.2

December 16, 2011

Dole Food Company, Inc.

One Dole Drive

Westlake Village, CA 91362

We have reviewed, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of HCE Corporation and subsidiaries as of September 30, 2011 and December 31, 2010, and the related consolidated statements of income, stockholders’ equity and cash flows for the nine months ended September 30, 2011 and 2010, respectively.

We are aware that our report referred to above, which is included in Form 8-K/A of Dole Food Company, Inc., filed on December 16, 2011, is incorporated by reference in Registration Statement No. 333-163407 on Form S-8 and Registration Statement No. 033-64984 on Form S-3. We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ BKHM

Winter Park, Florida

December 16, 2011